AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2006
                                                      REGISTRATION NO.  333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ------------------
                              HEALTHMARKETS, INC.
            (Exact name of registrant as specified in its charter)

              DELAWARE                           75-2044750
  (State or other jurisdiction of      (I.R.S. Employer Identification
   incorporation or organization)                  Number)

         9151 BOULEVARD 26
    NORTH RICHLAND HILLS, TEXAS                     76180
  (Address of Principal Executive                (Zip Code)
              Offices)

              Registrant's Telephone Number, Including Area Code:
                                 (817) 255-5200

                   HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN
                            (Full Title of the Plan)

                               GLENN W. REED, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               HEALTHMARKETS, INC.
                                9151 BOULEVARD 26
                        NORTH RICHLAND HILLS, TEXAS 76180
                                 (817) 255-5200
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

===============================================================================
                                    PROPOSED
                                     MAXIMUM       PROPOSED
                       AMOUNT       OFFERING        MAXIMUM
     TITLE OF          TO BE         PRICE         AGGREGATE       AMOUNT OF
 SECURITIES TO BE    REGISTERED    PER SHARE       OFFERING      REGISTRATION
    REGISTERED         (1) (2)         (3)           PRICE            FEE
-----------------    ----------    -----------     ---------     ------------
Class A-1 Common
Stock, par value
$.01 per share        2,339,341      $ 37.00     $ 86,555,617     $ 9,261.46
===============================================================================
(1) In addition, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional securities in order to adjust the number of securities registered as a result of a stock split, stock dividend or similar transaction affecting the class A-1 common stock.
(2) We are registering 2,339,341 shares of our class A-1 common stock that we may issue upon the exercise of stock options issued or to be issued pursuant to the HealthMarkets 2006 Management Option Plan (the "Plan"). The Plan authorizes the issuance of a maximum of 1,489,741 shares of our class A-1 common stock pursuant to stock options granted to eligible employees, plus up to 849,600 shares that may be granted pursuant to Tandem Options (as defined in the Plan). All of the shares issuable under the Plan are being registered under this registration statement on Form S-8.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933 based upon the exercise price of the options to be issued pursuant to the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have heretofore been filed by HealthMarkets, Inc. (the "Company" or "Registrant") with the Securities and Exchange Commission (File No. 1-14953) are incorporated by reference herein and shall be deemed to be a part hereof:

      (a)  Annual  Report on Form 10-K for the fiscal  year ended  December  31,
           2005;

      (b) Quarterly Report on Form 10-Q for the three months ended on March 31, 2006; and

      (c) Current Reports on Form 8-K filed on February 17, 2006, March 20, 2006, March 30, 2006, April 5, 2006, April 10, 2006, April 11, 2006,
           April 17, 2006, May 12, 2006, and May 16, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

The class A-1 common stock is subject to the following terms:

DIVIDEND RIGHTS

The board of directors of the Company may, but is not obligated to, declare dividends at its discretion. Before any dividends are paid on the Company's common stock, the holders of any preferred stock that may be issued will be entitled to receive their dividends at the rates provided for the shares of their series. Any dividends that may be declared on the common stock will be paid in an equal amount for each share of class A-1 and class A-2 common stock. Restrictions on the payment of cash dividends may be imposed in connection with future issuances of preferred stock and indebtedness by the Company. Any decisions as to the payment of cash dividends will be made by the board in light of then current conditions, including earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing arrangements and any other relevant factors as determined by the board.

VOTING RIGHTS

Each outstanding share of class A-1 common stock and class A-2 common stock is entitled to one vote per share on each matter submitted to a vote of the stockholders, voting together as a single class. The affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote, voting as a single class, is required to approve any act or action requiring a vote of the common stockholders.

Pursuant to Delaware law, any amendment to the charter also requires approval by the affirmative vote of holders of a majority of the voting power of each affected class voting separately as a class, in addition to the affirmative vote of holders of a majority of the voting power of all classes of common stock, voting together as a single class.

LIQUIDATION RIGHTS

Upon the liquidation, dissolution or winding up of the Company, after payment of creditors and any liquidation preference of preferred stock that may be issued, the remaining net assets of the Company will be distributed pro rata to the holders of the common stock.

TRANSFER RESTRICTIONS

The holders of class A-1 common stock have entered into a stockholders agreement (the "Stockholders Agreement") which provides that shares of class A-1 common stock may only be transferred, and the holder may only agree to transfer shares of class A-1 common stock, as follows:

o  to the Company;
o upon the death of the holder, pursuant to applicable laws of descent and distribution;
o for estate planning purposes, pursuant to a transfer to the holder's immediate family, whether directly or indirectly by means of a trust or partnership or other bona fide estate-planning vehicle the only beneficiaries of which the holder's immediate family;
o after an initial public offering of the Company (and subject to the provisions of the registration rights and coordination agreement into which the holders of class A-1 common stock have entered), in a registered public offering; pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); in a distribution of shares by a private equity investor to its general or limited partners, members, managers or shareholders; or with the approval of the private equity investors holding a majority of the shares held by the private equity investors; and
o  pursuant to the provisions in "-- Required Sale of Shares" set forth below.

REQUIRED SALE OF SHARES

If affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners collectively own at least fifty percent (50%) of the Company's outstanding class A-1 common stock, and affiliates of these private equity firms owning at least thirty-five percent (35%) of the Company's class A-1 common stock enter into a definitive written agreement to sell shares of the Company's common stock to any third party which, taking into account all shares to be transferred in this and all related transactions, would result in the transfer of greater than 50% of the outstanding common stock of the Company, then the selling affiliates will have the option pursuant to the Stockholders Agreement to obligate each holder of class A-1 common stock to sell the same proportion of the holder's shares as is sold by the selling affiliates. Upon the exercise of this required sale option, each holder of class A-1 common stock will be subject to the same terms as those applicable to shares held by the selling affiliates, including, but not limited to, the obligation to have a portion of the purchase price held back or held in escrow pending the satisfaction of any indemnity obligations.

REDEMPTION

The certificate of incorporation does not provide for redemption rights with respect to class A-1 common stock.

TRANSFER AGENT

The transfer agent for the Company's class A-1 common stock is Mellon Investor Services LLC.

STOCK EXCHANGE LISTING

The Company's class A-1 common stock is not listed on any stock exchange.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

The consolidated financial statements and schedules of the Company as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The legality of the shares of class A-1 common stock of the Company to be issued in connection with the Plan is being passed upon for the Company by Glenn W. Reed, Executive Vice President and General Counsel of the Company.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of Delaware General Corporation Law Section 145 provide that:

o to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith;

o  the  indemnification  and  advancement  of expenses  provided for pursuant to
   Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

o the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under
   Section 145.

Article IX of the Company's certificate of incorporation (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the Delaware General
Corporation   Law,  (ii)  provides  for  the  advancement  of  expenses  to  the
Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the Company to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the Company to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

See the Index to Exhibits, which is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be treated to be the initial bona fide offering thereof.

      (c) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of North Richland Hills, State of Texas, on May 16, 2006.

                               HEALTHMARKETS, INC.


                               By:  /s/ Glenn W. Reed
                                    --------------------------
                                    Name:  Glenn W. Reed
                                    Title: Executive Vice President
                                           and General Counsel


           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                    TITLE                            DATE

   *
---------------------------
   William J. Gedwed         President, Chief Executive       May 16, 2006
                             Officer and Director



   *
---------------------------
   Mark D. Hauptman          Vice President, Chief            May 16, 2006
                             Financial Officer and
                             Chief Accounting Officer
                             (principal financial
                             officer and principal
                             accounting officer)



   *
---------------------------
   Chinh E. Chu              Director                         May 16, 2006



   *
---------------------------
   Matthew Kabaker           Director                         May 16, 2006



   *
---------------------------
   Adrian M. Jones           Director                         May 16, 2006



   *
---------------------------
   Nathaniel Zilkha          Director                         May 16, 2006

   *
---------------------------
   Kamil M. Salame           Director                         May 16, 2006



   *
---------------------------
   Mural R. Josephson        Director                         May 16, 2006



*By:


/s/ Glenn W. Reed
----------------------------
   Glenn W. Reed                                              May 16, 2006
   (Attorney-In-Fact)

                                INDEX TO EXHIBITS

    EXHIBIT                         DESCRIPTION
--------------   ---------------------------------------------------------------

     3.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A filed on April 5, 2006)

      3.2 Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on April 17,
                 2006)

      3.3 By-Laws of the Registrant (incorporated by reference to Exhibit 2 to the Registrant's Registration Statement on Form 8-A filed on April 5, 2006)

      4.1 Stockholders' Agreement, dated as of April 5, 2006, by and among the Company and certain stockholders named therein (incorporated by reference to Exhibit 4.1 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-8 for the UICI Restated and Amended 1987 Stock Option Plan filed on April 6, 2006)

      4.2 Specimen stock certificate of class A-1 common stock (incorporated by reference to Exhibit 4.2 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-8 for the UICI Restated and Amended 1987 Stock Option Plan filed on April 6, 2006)

      4.3 Registration Rights and Coordination Committee Agreement, dated as of April 5, 2006, by and among the Company and certain stockholders named therein (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on April 11, 2006)

      5.1        Opinion of Glenn W. Reed regarding legality of securities

     10.1 HealthMarkets 2006 Management Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 12, 2006)

     23.1        Consent of Registered Public Accounting Firm -- KPMG LLP

     23.2        Consent of Glenn W. Reed (included in Exhibit 5.1)

     24.1        Powers of Attorney